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                                                                   EXHIBIT 10.12

December 12, 1997

Mr. Hugh C. Martin
660 Milverton Road
Los Altos, CA 94022

Dear Hugh:

On behalf of Optical Networks, Inc., I am pleased to offer you the position of President and Chief Executive Officer of the Company. In this position, you will report to, as well as be a member of, the Board of Directors.

You will receive a starting base salary of $16,667 per month, which is equivalent to $200,000 per year, subject to federal, state and other applicable taxes and payable monthly. Your base salary will be reviewed on an annual basis by the Board of Directors or its Compensation Committee.

You will be eligible to earn an annual performance bonus of up to 25% of your base salary. For 1998, your bonus will be guaranteed at $50,000 and paid monthly. The details of this bonus for future years, as well as additional incentives for 1998 will be jointly worked out between you and the Board and agreed to within 60 days of your joining the Company.

At the Company's Board of Directors meeting following the start of your employment, the Board will grant you a stock award to purchase an amount of common stock equal to 8 1/2% of the Company's total capital stock, post financing, calculated on a fully diluted basis (the "Standard Shares"). The purchase price for the Standard Shares will be the then-current fair market value of the Company Common Stock, which is anticipated to be $.04. This stock award will be evidenced by a Restricted Stock Purchase Agreement, the form of which shall be provided to you prior to your employment. The Standard Shares shall be subject to the right of repurchase, at the original purchase price, which shall lapse as follows: the Company's repurchase right will lapse with respect to twenty-five percent (25%) of the Standard Shares twelve (12) months from the commencement date of your employment with the Company and will lapse at a rate of 1/48th of the Standard Shares each month thereafter. You will have the right to make an election under Section 83(b) of the Internal Revenue Code in conjunction with the purchase of the Standard Shares.

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Offer letter
Hugh C. Martin
Page 2


Also at the Company's Board of Directors meeting following the start of your employment, the Board will grant you a stock award to purchase an amount of common stock equal to 1 1/2% of the Company's total capital stock, post financing, calculated on a fully diluted basis (the "Incentive Bonus Shares"). The purchase price for the Incentive Bonus Shares will be the then-current fair market value of the Company Common Stock, which is anticipated to be $.04. This stock award will also be evidenced by a Restricted Stock Purchase Agreement, the form of which shall be provided to you prior to your employment. The Incentive Bonus Shares shall be subject to the right of repurchase, at the original purchase price, which shall lapse as follows: the Company's repurchase right will lapse with respect to fifty percent (50%) of the Incentive Bonus Shares upon the attainment of 1998 milestones and will lapse with respect to the remaining fifty percent (50%) upon the attainment of 1999 milestones, provided that you remain employed by the company at the time such milestones are achieved.. The applicable milestones will be agreed to between you and the Board of Directors as part of your planning cycle. You will have the right to make an election under Section 83(b) of the Internal Revenue Code in conjunction with the purchase of the Incentive Bonus Shares.

In the event that the Company is acquired by, or merged into another company (a "Transaction"), the Company will waive the Company's right of repurchase with respect to fifty percent (50%) of the Standard Shares and Incentive Bonus Shares which were subject to the Company's repurchase right as of the effective date of the Transaction.

You shall have the right to purchase the Standard Shares and Incentive Bonus Shares either by cash payment or with a promissory note, which shall bear interest at the lowest legal rate (the "Note"). The Note shall be in a form and on terms, which are acceptable to the Company and to you. The Note will be that which is attached to this letter. At your option, subject to California Corporation Code, section 500, the Note may be repaid with shares of the Company's common stock, which have a fair market value equal to the outstanding payments which are due at the time of payment.

As a condition of your employment, you will be required to sign Optical Network's Proprietary Information Agreement.

The benefits package offered to you by the Company, which may be change from time to time as changed with respect to other employees, is summarized below.

Medical Insurance: The Company will pay the full cost of enrolling you and your dependents in the group medical plan which is currently with the Aetna Life Insurance Company.

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Offer letter
Hugh C. Martin
Page 3


Dental Insurance: The Company will pay the full cost of dental coverage for you and your dependents.

Term Life Insurance: Term life insurance is offered to each employee in the amount of one year's salary.

Vacation: You will be entitled to 15 days of paid vacation per year. This will accrue from the start of your employment and you will be eligible to take vacation after six months of employment.

Workman's Compensation, Disability Insurance, and Social Security Payments:
State and Federally mandated insurance premiums are paid by the Company with customary withholding from the employee's gross salary.

Sick Leave: Sick leave is paid for days actual sick, up to a maximum of 10 days per year.

Optical Networks Profit Sharing and 401k Savings Plan: The profit sharing is an arbitrary year-end tax deferred bonus (subject to Optical Networks profits). The 401k plan enables you to defer paying tax on contributions to the 401k up to the prescribed limit (currently $8,996) and an Optical Networks matching contribution of up to 2% of your salary. Should you elect to participate in these plans the amount of tax deferred income would be counted as part of your total compensation.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time: Your employment and compensation can be terminated at any time (either by you unilaterally, or by the Company unilaterally, in each case without notice) for any or no reason, subject to the terms hereof, and your rights to compensation and benefits thereunder would terminate as well. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions and letters, with the exceptions of (I) your restricted stock purchase agreement which will define the terms of your stock purchase, (II) the employee Proprietary Information Agreement, and (III) the provisions of the benefits plans, which govern the benefit described above.

This offer is contingent on satisfactory reference checks and obtaining venture capital funding, and is effective through December, 17, 1997. It will expire if not accepted in writing by that date.

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I would like to add, Hugh, that the Board of Optical Networks considers that you would be a most valuable addition to our staff. Your proven management ability and track record in assessing markets I believe can make a significant impact at this time on the growth and success of Optical Networks. We look forward to you becoming CEO of Optical Networks, and believe that this position will offer you both a demanding set of responsibilities and an outstanding opportunity for substantial personal rewards.

                              Sincerely,

                              /s/ Joseph Goodman
                              Joseph Goodman
                              Chairman of the Board

                              /s/ James S. Tyler
                              James S. Tyler
                              President & CEO

Agreed to and Accepted by: : /s/ Hugh C. Martin              Date:  12/16/97
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Start Date: 1/5/98
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